EXHIBIT 99.1

Contango oil & gas COMPANY

NEWS RELEASE

Contango Announces First Quarter 2021 Financial Results

May 13, 2021 – FORT WORTH, TEXAS – Contango Oil & Gas Company (NYSE American: MCF) (“Contango” or the “Company”) announced today its financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Highlights and Recent Developments

●	Production sales of 1,773 MBoe for the first quarter of 2021, or 19.7 MBoe per day, an increase from 1,720 MBoe, or 18.9 MBoe per day in the prior year quarter, primarily due to new production from the Mid-Con Acquisition and the Silvertip Acquisition (both as defined below) included in part of the first quarter of 2021. Production sales volumes were also within production guidance for the quarter previously given by the Company.

●	Total operating expenses of $27.5 million for the quarter, and operating expenses exclusive of production and ad valorem taxes of $23.9 million, were at approximately the mid-point of guidance due to ongoing internal cost savings initiatives.

●	Net loss was $4.3 million, compared to a net loss of $105.3 million (including $145.9 million in pre-tax impairments) in the prior year quarter. Net income before taxes, adjusted to exclude non-cash mark-to-market gains and losses from hedges and property impairments, was $9.9 million for the current year quarter compared to a $0.4 million loss for the same quarter last year.

●	Recurring Adjusted EBITDAX (a non-GAAP measure, as defined and presented herein) of $23.8 million, compared to $14.9 million in the prior year quarter, an increase primarily due to contributions from the Mid-Con Acquisition and the Silvertip Acquisition.

●	Completed previously announced acquisition of Mid-Con Energy Partners, LP (“Mid-Con”) on January 21, 2021 (the “Mid-Con Acquisition”). A total of 25,409,164 shares of Contango common stock were issued as consideration in the Mid-Con Acquisition. See Note 3 – “Acquisitions” in our recently filed Form 10-Q for the first quarter of 2021 for further information.

●	Completed previously announced acquisition of certain properties in the Big Horn Basin in Wyoming and Montana, in the Powder River Basin in Wyoming, and in the Permian Basin in Texas and New Mexico (collectively the “Silvertip Acquisition) for consideration of $53.2 million, net of customary closing adjustments. The Silvertip Acquisition closed on February 1, 2021. See Note 3 – “Acquisitions” in our recently filed Form 10-Q for the first quarter of 2021 for further information.

●	On May 4, 2021, the Company entered into the Fifth Amendment to the Credit Agreement with JPMorgan Chase Bank N.A., as administrative agent, and the lenders party thereto (the “Credit Agreement”) under which, among other things, the Company’s borrowing base increased to $250 million as a result of the regularly scheduled borrowing base redetermination that incorporated the Mid-Con Acquisition and the Silvertip Acquisition, as well as cost savings realized by legacy and new assets.

●	Subsequent to quarter end, the Company added Karen Simon and Janet Pasque to its Board of Directors.

Management Commentary

Wilkie S. Colyer, the Company’s Chief Executive Officer, said, “As noted in this release, and our related SEC filings, we had a very busy first quarter of 2021 that has been transformative for the Company. We closed two acquisitions in the first quarter and expanded our credit facility to greatly enhance our financial flexibility and acquisition dry powder. Through these long lived, lower decline acquisitions, we have increased our production sales volumes to 19.7 MBoe/d from 14.4 MBoe/d for Contango’s legacy assets in the fourth quarter of 2020, to an estimated full quarter base of 22.6 MBoe/d for the first quarter 2021 (comprised of Contango legacy assets - 13.7 MBoe/d, Silvertip Acquisition properties - 6.2 MBoe/d and Mid-Con Acquisition properties - 2.7 MBoe/d.). We have also increased our reserves, and financial strength and financial flexibility that positions us well to continue our consolidation strategy while the window of opportunity still exists to acquire PDP-heavy assets, with associated development potential and at attractive prices. Our technical team’s focus on operational efficiencies and cost reduction efforts across our asset base resulted in a 7.5 MMBoe addition to proved reserves in the form of positive performance revisions at SEC pricing. We believe that we will be equally successful in increasing the value of the reserves acquired in the Mid-Con and the Silvertip Acquisitions, and we believe this process to be repeatable on future acquisitions based on our existing track record. We believe our diversified portfolio provides us an inventory of very high return capital projects to execute on in 2021 and beyond.

Maintaining a strong financial profile is a priority for us as we look to potentially take advantage of more acquisition opportunities. We strive to maintain maximum flexibility in our capital structure for financing acquisitions, and we protect our liquidity and cash flow through our aggressive hedging program. For the remainder of 2021 (April through December) we have hedged, primarily through swaps, 1.6 MMBbls of our forecasted PDP production at an average floor price of $55.16 per barrel and 9.2 Bcf of our forecasted PDP natural gas production with an average floor price of $2.66 per MMBtu. For 2022, we have hedged 1.4 MMBbls of forecasted PDP crude production at an average floor price of $50.24 per barrel and 10.1 Bcf of forecasted PDP natural gas production at an average floor price of $2.60 per MMBtu. We also have hedged 0.2 MMBbls of forecasted oil production, with an average floor price of $49.72 per barrel and 1.5 Bcf of forecasted PDP gas production, with an average floor price of $2.72 per MMBtu, for the first two months of 2023. Lastly, I’d like to thank our shareholders and lenders, led by JPMorgan, for their continued support of our Company and our dedicated employees.”

Impact of the COVID-19 Pandemic

The COVID-19 pandemic continues to have an adverse impact on worldwide economic activity, significantly disrupting the demand for oil and natural gas throughout the world, and has created significant volatility, uncertainty and turmoil in the oil and natural gas industry. This led to a significant global oversupply of oil and a subsequent substantial decrease in oil prices. While global oil producers, including the Organization of Petroleum Exporting Countries (“OPEC”) and other oil producing nations recently have shown a willingness to exercise more restraint on production levels, and while there has also been a decline in U.S. production due to a reduction in drilling activity, general downward pressure on, and volatility in, commodity prices has remained and could continue for the foreseeable future. We have commodity derivative instruments in place to mitigate the effects of such price declines; however, derivatives will not entirely mitigate lower oil and natural gas prices. While there has been modest recovery in oil prices in recent months, the length of this demand disruption is unknown, and there is significant uncertainty regarding the long-term impact to global oil demand. In response to these developments, we have implemented certain measures to mitigate the impact of the COVID-19 pandemic on our employees, operations and financial position. These measures include, but are not limited to, the following:

●	work from home initiatives for all but critical staff and the implementation of social distancing measures;

●	a company-wide effort to cut costs throughout our operations;
●	utilization of our available storage capacity to temporarily store a portion of our production for later sale at higher prices when advantageous to do so;
●	a continued reduction in our drilling program year over year to only that which provides a significant value add proposition to the Company’s profile;
●	suspension of all drilling from the second-half of 2020 through the quarter ended March 31, 2021, with the expectation to recommence value added drilling in 2021;
●	pursuit of additional “fee for service” opportunities similar to the Management Services Agreement entered into in June 2020 with Mid-Con, which was terminated at the closing of the Mid-Con Acquisition on January 21, 2021; and
●	potential acquisitions of additional PDP-heavy assets, with attractive, discounted valuations, in stressed/distressed scenarios or from non-natural owners like investment or lender firms that obtained ownership through a corporate restructuring.

Summary of First Quarter Financial Results

Net loss for the three months ended March 31, 2021 was $4.3 million, or $(0.02) per basic and diluted share, compared to a net loss of $105.3 million, or $(0.80) per basic and diluted share, for the prior year quarter. Pre-tax net loss for the three months ended March 31, 2021 was $3.8 million, compared to a pre-tax net loss of $104.9 million for the prior year quarter.

Average weighted shares outstanding were approximately 192.3 million and 131.3 million for the current and prior year quarters, respectively. Shares outstanding increased due to the sale of approximately 40.6 million shares of common stock of the Company in two offerings in the fourth quarter of 2020 in conjunction with the announcement of the Mid-Con Acquisition and Silvertip Acquisition in the fourth quarter of 2020, and the shares issued to Mid-Con shareholders at the close of the Mid-Con Acquisition in January 2021.

The Company reported Adjusted EBITDAX, a non-GAAP measure defined below, of approximately $22.0 million for the three months ended March 31, 2021, compared to $14.1 million for the same period last year, an increase attributable primarily to the incremental contribution from the properties we acquired in the Mid-Con Acquisition and the Silvertip Acquisition in the first quarter of 2021. Recurring Adjusted EBITDAX (defined below as Adjusted EBITDAX exclusive of non-recurring business combination expenses and strategic advisory fees) was $23.8 million for the 2021 quarter, compared to $14.9 million for the 2020 quarter.

Revenues for the first quarter of 2021 were approximately $60.0 million compared to $34.6 million for the first quarter of 2020, an increase primarily attributable to the increases in commodity prices, increased production sales from the properties acquired in the Mid-Con Acquisition and the Silvertip Acquisition, and the impact of the increase in the Company’s percentage of oil/liquids sales as compared to total sales.

Production sales for the three months ended March 31, 2021 were approximately 1.8 MMBoe (53% liquids), or 19.7 MBoe per day, compared to approximately 1.7 MMBoe (50% liquids), or 18.9 MBoe per day in the prior year quarter. Net oil production sales were approximately 7,200 barrels per day for the three months ended March 31, 2021 compared to approximately 5,700 barrels per day in the prior year quarter, an increase attributable to the partial quarter of production from the properties acquired in the Mid-Con Acquisition and the Silvertip Acquisition. Net natural gas production sales decreased to approximately 55.4 MMcf per day during the three months ended March 31, 2021, compared with approximately 57.2 MMcf per day during the three months ended March 31, 2020, due to the harsh winter storms in February 2021 and the related downtime. Net NGL production sales decreased to approximately 3,300 barrels per day during the three months ended March 31, 2021 compared to approximately 3,700 barrels per day in the prior year quarter.

The weighted average equivalent sales price realized for the three months ended March 31, 2021 was $33.72 per Boe compared to $20.10 per Boe for the three months ended March 31, 2020. The lower prior year prices were attributable to the decline in realized commodity prices in early 2020, as a result of the initial spread of the COVID-19 pandemic and its negative impact on the global demand for oil and natural gas. The increase in domestic vaccination programs has helped reduce the spread of COVID-19 in the current year first quarter, which has contributed to an improvement in the economy and the demand for oil and natural gas, and higher realized prices for commodities. The realized price of crude oil averaged $56.95 per Bbl in the current year first quarter compared to an average $43.77 per Bbl in the prior year quarter. The realized price of natural gas averaged $2.91 per Mcf in the current year first quarter compared to an average of $1.57 per Mcf in the prior year quarter, and the realized price of NGLs averaged $28.31 per Bbl in the current year first quarter compared to an average $10.89 per Bbl in the prior year quarter.

Operating expenses for the three months ended March 31, 2021 were approximately $27.5 million, compared to $19.3 million for the same period last year, an increase attributable primarily to the properties acquired in the Mid-Con Acquisition and the Silvertip Acquisition. Included in operating expenses are direct lease operating expenses, transportation and processing costs, workover expenses, production and ad valorem taxes and other expenses related to plants and pipelines. Operating expenses exclusive of production and ad valorem taxes of $3.5 million and $1.7 million, respectively, were approximately $23.9 million for the 2021 quarter, and above the high end of guidance, compared to approximately $17.5 million for the prior year quarter.

DD&A expense for the three months ended March 31, 2021 was $9.1 million, or $5.16 per Boe, compared to $12.9 million, or $7.47 per Boe, for the 2020 quarter. The lower depletion expense in the current year first quarter was a result of lower depletable property cost as a result of the proved property impairments recorded during the depressed commodity price environments in the first and fourth quarters of 2020, partially offset by depletion expense associated with the properties acquired in the Mid-Con Acquisition and the Silvertip Acquisition.

Total G&A expenses were $11.4 million, or $6.41 per Boe, for the three months ended March 31, 2021, compared to $7.7 million, or $4.45 per Boe, for the prior year quarter. Recurring G&A expenses (defined as G&A expenses exclusive of business combination expenses and non-recurring strategic advisory fees of $1.8 million for the current year first quarter) were $9.5 million, or $5.37 per Boe for the current year first quarter. Recurring G&A expenses exclusive of business combination expenses and non-recurring strategic advisory fees of $0.8 million for the prior year quarter were $6.9 million, or $3.99 per Boe. The increase from the prior year is primarily due to the costs of additional personnel, systems costs and other administrative expenses in conjunction with the Mid-Con Acquisition and the Silvertip Acquisition. Recurring Cash G&A expenses (defined as recurring G&A expenses exclusive of non-cash stock-based compensation of $1.8 million and $0.4 million for the respective 2021 and 2020 quarters) were $7.7 million for the current year first quarter, compared to $6.5 million for the prior year quarter.

Loss on derivatives for the three months ended March 31, 2021 was approximately $16.0 million. Of this amount, $13.6 million was non-cash mark-to-market losses attributable to improvement in benchmark commodity prices during the current year first quarter, and $2.4 million in realized losses on derivative settlements during the current year first quarter. Gain on derivatives for the three months ended March 31, 2020 was approximately $46.7 million, of which $41.4 million was non-cash mark-to-market gains, and the remaining $5.3 million were realized gains.

2021 Capital Program & Capital Resources

Capital costs for the three months ended March 31, 2021 were approximately $1.6 million, primarily related to redevelopment activities of newly acquired properties in our Midcontinent region.

Our 2021 planned capital expenditure budget has increased to $24 - $27 million from previous guidance of  $13 - $16 million for recompletions, facility upgrades, waterflood development and select drilling in West Texas (1.5 net locations, 3 gross locations), among other things. The increase in planned capital expenditures reflects, in part, development opportunities in our recently acquired properties as part of the Mid-Con Acquisition and the Silvertip Acquisition coupled with recent strength in crude oil prices. The capital expenditure program will continue to be evaluated for revision throughout the year. We believe that we will have the financial resources to further increase the currently planned 2021 capital expenditure budget, when and if deemed appropriate, including as a result of changes in commodity prices, economic conditions or operational factors.

On January 21, 2021, we closed on the Mid-Con Acquisition and issued a total of 25,409,164 shares of Contango common stock and repaid all borrowings outstanding on Mid-Con’s then current credit facility for $68.7 million. Effective upon the closing of the Mid-Con Acquisition, our borrowing base increased from $75.0 million to $130.0 million, with an automatic $10.0 million reduction in the borrowing base on March 31, 2021.

On February 1, 2021, we closed on the Silvertip Acquisition. In connection with the execution of the purchase agreement during the fourth quarter of 2020, we paid a $7.0 million as a deposit for the Company’s obligations. A balance of $46.2 million was paid upon closing, after customary closing adjustments, including the results of operations during the period between the effective date of August 1, 2020 and the closing date.

As of March 31, 2021, we had approximately $98.6 million outstanding under the Company’s Credit Agreement, $2.9 million in outstanding letters of credit and $1.6 million in cash. The Credit Agreement matures on September 17, 2024. The borrowing base was $120.0 million as of March 31, 2021, with a borrowing availability of $18.5 million.

On May 3, 2021, we entered into the Fifth Amendment to the Credit Agreement which provides for, among other things, an increase in the Company’s borrowing base from $120 million to $250 million, effective May 3, 2021, expands the bank group from nine to eleven banks, and includes less restrictive hedge requirements and certain modifications to financial covenants. See Note 10 – “Long-Term Debt” and Note 13 – “Subsequent Events” in our recently filed Form 10-Q for the first quarter of 2021 for further information. Adjusted for the borrowing base increase to $250.0 million, effective on May 3, 2021, the Company had approximately $86.7 million outstanding under the Credit Agreement and $2.9 million in outstanding letters of credit, with borrowing availability of $160.4 million as of April 30, 2021.

Derivative Instruments

As of March 31, 2021, we had the following financial derivative contracts in place with members of our bank group, or with third-party counterparties under an unsecured line of credit with no collateral requirements or margin call provisions.

Commodity	Period	Derivative	Volume/Month		Price/Unit
Oil	April 2021 - July 2021	Swap	12,000	Bbls	$50.00	(1)
Oil	Aug 2021 - Sept 2021	Swap	10,000	Bbls	$50.00	(1)

Oil	April 2021 - July 2021	Swap	62,000	Bbls	$52.00	(1)
Oil	Aug 2021 - Sept 2021	Swap	55,000	Bbls	$52.00	(1)
Oil	Oct 2021 - Dec 2021	Swap	64,000	Bbls	$52.00	(1)

Oil	April 2021	Swap	20,647	Bbls	$55.78	(1)
Oil	May 2021	Swap	20,563	Bbls	$55.78	(1)
Oil	June 2021	Swap	20,487	Bbls	$55.78	(1)
Oil	July 2021	Swap	20,412	Bbls	$55.78	(1)
Oil	Aug 2021	Swap	20,301	Bbls	$55.78	(1)

Oil	Sept 2021	Swap	20,228	Bbls	$55.78			(1)
Oil	Oct 2021	Swap	20,155	Bbls	$55.78			(1)
Oil	Nov 2021	Swap	20,084	Bbls	$55.78			(1)
Oil	Dec 2021	Swap	20,012	Bbls	$55.78			(1)

Oil	April 2021	Collar	20,647	Bbls	$52.00	-	58.80	(1)
Oil	May 2021	Collar	20,563	Bbls	$52.00	-	58.80	(1)
Oil	June 2021	Collar	20,487	Bbls	$52.00	-	58.80	(1)
Oil	July 2021	Collar	20,412	Bbls	$52.00	-	58.80	(1)
Oil	Aug 2021	Collar	20,301	Bbls	$52.00	-	58.80	(1)
Oil	Sept 2021	Collar	20,228	Bbls	$52.00	-	58.80	(1)
Oil	Oct 2021	Collar	20,155	Bbls	$52.00	-	58.80	(1)
Oil	Nov 2021	Collar	20,084	Bbls	$52.00	-	58.80	(1)
Oil	Dec 2021	Collar	20,012	Bbls	$52.00	-	58.80	(1)

Oil	April 2021 - Oct 2021	Swap	25,000	Bbls	$54.77			(1)
Oil	Nov 2021 - Dec 2021	Swap	15,000	Bbls	$54.77			(1)

Oil	April 2021	Swap	50,000	Bbls	$63.13			(1)
Oil	May 2021	Swap	50,000	Bbls	$62.71			(1)
Oil	June 2021	Swap	50,000	Bbls	$62.17			(1)
Oil	July 2021	Swap	50,000	Bbls	$61.50			(1)
Oil	Aug 2021	Swap	50,000	Bbls	$60.94			(1)
Oil	Sep 2021	Swap	50,000	Bbls	$60.38			(1)
Oil	Oct 2021	Swap	50,000	Bbls	$59.89			(1)
Oil	Nov 2021	Swap	50,000	Bbls	$59.46			(1)
Oil	Dec 2021	Swap	50,000	Bbls	$59.01			(1)

Oil	April 2022 - Oct 2022	Swap	25,000	Bbls	$42.04			(1)

Oil	Jan 2022	Swap	60,000	Bbls	$52.94			(1)
Oil	Feb 2022	Swap	60,000	Bbls	$52.65			(1)
Oil	March 2022	Swap	60,000	Bbls	$52.29			(1)
Oil	April 2022	Swap	47,500	Bbls	$51.98			(1)
Oil	May 2022	Swap	45,000	Bbls	$51.71			(1)
Oil	June 2022	Swap	45,000	Bbls	$51.41			(1)
Oil	July 2022	Swap	45,000	Bbls	$51.13			(1)
Oil	Aug 2022	Swap	45,000	Bbls	$50.89			(1)
Oil	Sep 2022	Swap	45,000	Bbls	$50.65			(1)
Oil	Oct 2022	Swap	45,000	Bbls	$50.45			(1)
Oil	Nov 2022	Swap	55,000	Bbls	$50.26			(1)
Oil	Dec 2022	Swap	55,000	Bbls	$50.22			(1)
Oil	Jan 2023	Swap	57,500	Bbls	$49.81			(1)
Oil	Feb 2023	Swap	57,500	Bbls	$49.63			(1)

Oil	Jan 2022	Swap	60,000	Bbls	$52.96			(1)
Oil	Feb 2022	Swap	60,000	Bbls	$52.66			(1)
Oil	March 2022	Swap	60,000	Bbls	$52.27			(1)
Oil	April 2022	Swap	47,500	Bbls	$51.96			(1)
Oil	May 2022	Swap	45,000	Bbls	$51.72			(1)
Oil	June 2022	Swap	45,000	Bbls	$51.42			(1)
Oil	July 2022	Swap	45,000	Bbls	$51.13			(1)
Oil	Aug 2022	Swap	45,000	Bbls	$50.90			(1)
Oil	Sep 2022	Swap	45,000	Bbls	$50.66			(1)
Oil	Oct 2022	Swap	45,000	Bbls	$50.47			(1)
Oil	Nov 2022	Swap	55,000	Bbls	$50.26			(1)
Oil	Dec 2022	Swap	55,000	Bbls	$50.01			(1)

Oil	Jan 2023	Swap	57,500	Bbls	$49.79	(1)
Oil	Feb 2023	Swap	57,500	Bbls	$49.62	(1)

Natural Gas	April 2021 - July 2021	Swap	120,000	MMBtus	$2.51	(2)
Natural Gas	Aug 2021 - Sept 2021	Swap	10,000	MMBtus	$2.51	(2)

Natural Gas	April 2021 - July 2021	Swap	120,000	MMBtus	$2.51	(2)
Natural Gas	Aug 2021 - Sept 2021	Swap	10,000	MMBtus	$2.51	(2)

Natural Gas	April 2021 - Oct 2021	Swap	400,000	MMBtus	$2.51	(2)
Natural Gas	Nov 2021 - Dec 2021	Swap	580,000	MMBtus	$2.51	(2)

Natural Gas	April 2021 - Nov 2021	Swap	70,000	MMBtus	$2.36	(2)
Natural Gas	Dec 2021	Swap	350,000	MMBtus	$2.36	(2)

Natural Gas	April 2021 - July 2021	Swap	350,000	MMBtus	$2.96	(2)
Natural Gas	Aug 2021 - Oct 2021	Swap	500,000	MMBtus	$2.96	(2)
Natural Gas	Nov 2021	Swap	450,000	MMBtus	$2.96	(2)

Natural Gas	Jan 2022 - March 2022	Swap	780,000	MMBtus	$2.54	(2)

Natural Gas	April 2022 - July 2022	Swap	650,000	MMBtus	$2.52	(2)
Natural Gas	Aug 2022 - Oct 2022	Swap	350,000	MMBtus	$2.52	(2)

Natural Gas	Jan 2022 - March 2022	Swap	250,000	MMBtus	$3.15	(2)

Natural Gas	April 2022	Swap	175,000	MMBtus	$2.51	(2)
Natural Gas	May 2022 - July 2022	Swap	150,000	MMBtus	$2.51	(2)
Natural Gas	Aug 2022 - Oct 2022	Swap	400,000	MMBtus	$2.51	(2)

Natural Gas	Nov 2022 - Feb 2023	Swap	750,000	MMBtus	$2.72	(2)

(1)	Based on West Texas Intermediate crude oil prices.
(2)	Based on Henry Hub NYMEX natural gas prices.

As of March 31, 2021, the mark to market value of our hedge portfolio was a net liability of $11.6 million, as reflected in the Company’s balance sheet as of March 31, 2021.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three months ended March 21, 2021 and 2020:

	Three Months Ended
	March 31,
	2021	2020	% Change
Total Volumes Sold:
Oil and condensate (MBbls)	650	520	25%
Natural gas (MMcf)	4,983	5,201	(4)%
Natural gas liquids (MBbls)	293	333	(12)%
Thousand barrels of oil equivalent (MBoe)	1,773	1,720	3%

Daily Sales Volumes:
Oil and condensate (MBbls)	7.2	5.7	26%
Natural gas (MMcf)	55.4	57.2	(3)%
Natural gas liquids (MBbls)	3.3	3.7	(11)%
Thousand barrels of oil equivalent (MBoe)	19.7	18.9	4%

Average Sales Price:
Oil and condensate (per Bbl)	$56.95	$43.77	30%
Natural gas (per Mcf)	$2.91	$1.57	85%
Natural gas liquids (per Bbl)	$28.31	$10.89	160%
Total (per Boe)	$33.72	$20.10	68%

Average Selected Costs ($ per Boe)
Operating expenses (1)	$13.50	$10.18	33%
Production and ad valorem taxes	$2.00	$1.02	96%
General and administrative expense (cash)	$5.40	$4.24	27%
Interest expense	$0.68	$0.71	(4)%

Net Loss (thousands)	$(4,293)	$(105,255)

Adjusted EBITDAX (2) (thousands)	$21,983	$14,128

Weighted Average Shares Outstanding (thousands)
Basic	192,271	131,338
Diluted	192,271	131,338

(1)	Operating expense includes direct lease operating expenses, transportation, workover and other expense for plants and pipelines.
(2)	Adjusted EBITDAX is a non-GAAP financial measure. See below for reconciliation to net loss.

CONTANGO OIL & GAS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2021	2020

ASSETS	(unaudited)
Cash and cash equivalents	$1,596	$1,383
Accounts receivable, net	54,330	37,862
Current derivative asset	2,294	2,996
Other current assets	4,413	4,565
Net property and equipment	355,045	101,903
Non-current assets	18,631	21,558

TOTAL ASSETS	$436,309	$170,267

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	109,823	83,970
Other current liabilities	12,930	5,566
Long-term debt	101,969	12,369
Asset retirement obligations	109,960	2,624
Other non-current liabilities	8,740	50,171
Total shareholders’ equity	92,887	15,567

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$436,309	$170,267

CONTANGO OIL & GAS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended
	March 31,
	2021	2020

	(unaudited)
REVENUES
Oil and condensate sales	$36,993	$22,782
Natural gas sales	14,492	8,170
Natural gas liquids sales	8,281	3,621
Other operating revenues	184	—
Total revenues	59,950	34,573

EXPENSES
Operating expenses	27,478	19,257
Exploration expenses	196	398
Depreciation, depletion and amortization	9,143	12,854
Impairment and abandonment of oil and natural gas properties	3	145,878
General and administrative expenses	11,359	7,651
Total expenses	48,179	186,038

OTHER INCOME (EXPENSE)
Gain from investment in affiliates, net of income taxes	—	286
Gain from sale of assets	217	27
Interest expense	(1,197)	(1,213)
Gain (loss) on derivatives, net	(16,080)	46,699
Other income	1,535	805
Total other income (expense)	(15,525)	46,604

NET LOSS BEFORE INCOME TAXES	(3,754)	(104,861)

Income tax provision	(539)	(394)

NET LOSS	$(4,293)	$(105,255)

Non-GAAP Financial Measures

This news release includes certain non-GAAP financial information as defined by SEC rules. Pursuant to SEC requirements, reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in this press release.

Adjusted EBITDAX represents net income (loss) before interest expense, taxes, depreciation, depletion and amortization, and oil and gas exploration expenses (“EBITDAX”) as further adjusted to reflect the items set forth in the table below and is a measure required to be used in determining our compliance with financial covenants under our credit facility. Recurring Adjusted EBITDAX represents Adjusted EBITDAX exclusive of non-recurring business combination and strategic advisory fees and legal judgments.

We have included Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreement. We believe Adjusted EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and therefore highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use Adjusted EBITDAX in the evaluation of companies, many of which present Adjusted EBITDAX when reporting their results. Adjusted EBITDAX is a material component of the covenants that are imposed on us by our credit agreement. We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX. Non-compliance with the financial covenants contained in our credit agreement could result in a default, an acceleration in the repayment of amounts outstanding and a termination of lending commitments. Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use Adjusted EBITDAX to assess:

●	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

●	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

●	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

●	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

The following table reconciles net loss to EBITDAX and Adjusted EBITDAX and Recurring Adjusted EBITDAX for the periods presented:

	Three Months Ended
	March 31,
	2021	2020

	(in thousands)
Net loss	$(4,293)	$(105,255)
Interest expense	1,197	1,213
Income tax provision	539	394
Depreciation, depletion and amortization	9,143	12,854
Impairment of oil and natural gas properties	—	145,878
Exploration expense	196	398
EBITDAX	$6,782	$55,482

Non-cash mark-to-market loss (gain) on derivative instruments	$13,639	$(41,391)
Non-cash stock-based compensation charges	1,779	350
Gain on sale of assets and investment in affiliates	(217)	(313)
Adjusted EBITDAX	$21,983	$14,128

Non-recurring business combination expenses and strategic fees	$1,846	$783
Recurring Adjusted EBITDAX	$23,829	$14,911

In addition to Adjusted EBITDAX and Recurring Adjusted EBITDAX, we may provide additional non-GAAP financial measures, including Operating expenses exclusive of production and ad valorem taxes, Recurring G&A expenses and Recurring Cash G&A expenses, because our management believes providing investors with this information gives additional insights into our profitability, cash flows and expenses.

Adjusted EBITDAX, Recurring Adjusted EBITDAX and other non-GAAP measures in this release are not presentations made in accordance with generally accepted accounting principles, or GAAP. As discussed above, we believe that the presentation of non-GAAP financial measures in this release is appropriate. However, when evaluating our results, you should not consider the non-GAAP financial measures in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net loss. For example, Adjusted EBITDAX has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate Adjusted EBITDAX differently than we do, Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

Guidance for the Second Quarter 2021

Production sales	21,500 - 23,500 Boe per day

LOE (including transportation and workovers)	$23.0 million - $28.0 million

Recurring Cash G&A (non-GAAP)	$7.5 million - $8.0 million

We do not provide a reconciliation of Recurring Cash G&A expense guidance to the corresponding GAAP measure because we are unable to predict with reasonable certainty the non-cash stock based compensation expense and non-recurring expenses associated with our strategic initiatives without unreasonable effort. These items are uncertain and depend on various factors and are not expected to be material to the results computed in accordance with GAAP.

Teleconference Call

Contango management will hold a conference call to discuss the information described in this press release on Thursday, May 13, 2021 at 8:00 am Central Standard Time. Those interested in participating in the earnings conference call may do so by clicking here to join and entering your information to be connected. The link becomes active 15 minutes prior to the scheduled start time, and the conference coordinator will call you. If you are not at a computer, you can join by dialing 800-309-1256 (International 1-323-347-3622) and entering participation code 521358. A replay of the call will be available Thursday, May 13, 2021 at 11:00 am CDT through Thursday, May 20, 2021 at 11:00 am CDT by clicking here.

About Contango Oil & Gas Company

Contango Oil & Gas Company is a Fort Worth, Texas based, independent oil and natural gas company whose business is to maximize production and cash flow from its onshore properties primarily located in its Midcontinent, Permian, Rockies and other smaller onshore areas and its offshore properties in the shallow waters of the Gulf of Mexico and use that cash flow to explore, develop and acquire oil and natural gas properties across the United States. Additional information is available on the Company’s website at http://contango.com. Information on our website is not part of this release.

Forward-Looking Statements and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on Contango’s current expectations and include statements regarding our estimates of future production and other guidance (including information regarding production, lease operating expenses, cash G&A expenses, and DD&A Rate), the Company’s integration of and future plans for its recently closed Mid-Con Acquisition and the Silvertip Acquisition, the Company’s drilling program and capital expenditures and the potential success related to those expenditures, our liquidity and access to capital, expected reduction in overall drilling costs, lease operating cost and G&A costs, the potential impact of the COVID-19 pandemic including reduced demand for oil and natural gas, the low and volatile commodity price environment, the Company’s fee for services platform, the impact of our derivative instruments, the accuracy of our projections of future production, future results of operations, ability to identify and complete acquisitions, ability to realize expected benefits of acquisitions, the quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance. Words and phrases used to identify our forward-looking statements include terms such as “guidance”, “expects”, “projects”, “anticipates”, “believes”, “plans”, “estimates”, “potential”, “possible”, “probable”, “intends”, “forecasts”, “view”, “efforts”, “goal”, “positions” or words and phrases stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved. Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); risks related to our recent Silvertip Acquisition and Mid-Con Acquisition, including the risk that the anticipated benefits from those acquisitions may not be fully realized or may take longer to realize than expected, and that management attention will be diverted to integration-related issues; risks related to the impact of the climate change initiative by President Biden’s administration and Congress, including, as an example, the January 2021 executive order imposing a moratorium on new oil and natural gas leasing on federal lands and offshore waters pending completion of a comprehensive review and reconsideration of federal oil and natural gas permitting and leasing practices; uncertainties as to the availability and cost of financing; our relationships with lenders; our ability to comply with financial covenants in our debt instruments, repay indebtedness and access new sources of indebtedness and/or provide additional liquidity for future capital expenditures; any reduction in our borrowing base and our ability to avoid or repay excess borrowings as a result of such reduction; our ability to execute on our strategy, including execution of acquisitions, any changes in our strategy or our fee for service platform; fluctuations in or sustained low commodity prices; availability and effect of storage of production when advantageous to do so; expected benefits of and risks associated with derivative positions; our ability to realize cost savings; our ability to execute on and realize expected value from acquisitions and to complete strategic dispositions of assets and realize the benefits of such dispositions; the need to take impairments on properties due to lower commodity prices; the limited trading volume of our common stock and general trading market volatility; outbreaks and pandemics, even outside our areas of operation, including COVID-19; the impact of the COVID-19 pandemic, including reduced demand for oil and natural gas, economic slowdown, governmental and societal actions taken in response to the COVID-19 pandemic, stay-at-home orders and interruptions to our operations; the ability of our management team to execute its plans or to meet its goals; shortages of drilling equipment, oil field personnel and services; unavailability of gathering systems, pipelines and processing facilities; the possibility that government policies may change or governmental approvals may be delayed or withheld; and the other factors discussed in our reports filed or furnished with the SEC, including under the “Risk Factors” heading in our annual report on Form 10-K for the year ended December 31, 2020 and our quarterly reports on Form 10-Q filed with the SEC. Additional information on these and other factors, many of which may be unknown or unpredictable at this time, which could affect Contango’s operations or financial results are included in Contango’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. Initial production rates of wells and initial indications of formation performance or the benefits of any transaction are not necessarily indicative of future or long-term results.

Contact:
Contango Oil & Gas Company
E. Joseph Grady – 713-236-7400
Senior Vice President and Chief Financial and Accounting Officer